EXHIBIT 21

                       ROUNDY'S, INC.
                        Subsidiaries

Roundy's, Inc. has twelve wholly-owned first-tier subsidiaries, each a Wisconsin corporation (except as otherwise noted) doing business under their corporate names. These subsidiaries are:

Badger Assurance, Ltd.(1)     Kee Wholesale, Inc.
CD of Wisconsin, Inc.         Midland Grocery of Michigan, Inc.(6)
Holt Public Storage, Inc.     Old Time, Inc.
I.T.A., Inc.                  Ropak, Inc.
Jondex Corp.                  Scot Lad Foods, Inc.
Kee Trans, Inc.               WFC Foods, Inc.(2)

Six Wisconsin corporations doing business under their corporate names are wholly-owned subsidiaries of Ropak, Inc.
These corporations are:

Insurance Planners, Inc.      Shop-Rite, Inc.
Pick 'n Save Warehouse Foods, Inc. Villard Avenue Shop-Rite, Inc.
Sheboygan Land Corporation    Rindt Enterprises, Inc.

Four corporations doing business under their corporate names are wholly-owned subsidiaries of Scot Lad Foods, Inc. These corporations are:

Bonnie Baking Co., Inc.(3)    Cardinal Foods, Inc. (5)
Spring Lake Merchandise, Inc.(4)   Scot Lad-Lima, Inc.(4)

Two corporations doing business under their corporate names are wholly- owned subsidiaries of Rindt Enterprises, Inc. These corporations are:

Rindt's Park & Save, Inc.     Park & Shop of Sheboygan, Inc.

Two corporations doing business under their corporate names are wholly-owned subsidiaries of Cardinal Foods, Inc. These corporations are:

Wilson's Cardinal             Gardner Food Galleries, Inc. (4)
Supermarket, Inc.(4)

One corporation doing business under its corporate name is a subsidiary of Shop-Rite, Inc. and is partially owned by Cardinal Foods, Inc. The corporation is:

The Midland Grocery Company(4)


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(1) A Bermuda corporation.    (4) An Ohio corporation.
(2) An Illinois corporation.  (5) A Delaware corporation.
(3) An Indiana corporation.   (6) A Michigan corporation.